Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-122428, 333-124624, 333-149388, 333-158731, 333-175813 and 333-197627 on Form S-8 and Registration Statements Nos. 333-123450, 333-182895, 333-160861 and 333-179568 on Form S-3 of our reports dated February 11, 2015, related to the consolidated financial statements and financial statement schedule of NorthWestern Corporation and subsidiaries, and the effectiveness of NorthWestern Corporation and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of NorthWestern Corporation for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 11, 2015